SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

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Soliciting material pursuant to §240.14a-12.

ISCO INTERNATIONAL, INC.

(Name of Registrant as Specified in Its Charter)

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The following is a press release issued by ISCO International, Inc.
News Release CONTACT: Frank Cesario PHONE: 847-391-9492 INTERNET:iscoir@iscointl.com

ISCO International To Be Listed on American Stock
Exchange; Reverse Split to be Cancelled

Mt. Prospect, IL (June 4, 2002) – ISCO International, Inc. (OTC: ISCO), a global supplier of interference-control solutions for the wireless telecommunications industry, announced today that the American Stock Exchange (“AMEX”) has approved the Company’s application for listing its shares. Trading is expected to begin on June 10, 2002 under the symbol “ISO”. In light of this development, ISCO intends to cancel the previously announced plans regarding a reverse stock split upon the commencement of trading on AMEX.

“This is an important development for ISCO,” said Dr. George Calhoun, ISCO’s CEO. “Most institutional investors and brokerage firm analysts are not allowed to invest in or issue research reports regarding unlisted companies. We look forward to engaging Wall Street now that our stock is approved for listing.

“The listing of our stock occurs at an interesting time in ISCO’s development. We just announced our best quarter ever, and our first quarter with positive gross margins. This occurs against a backdrop of increased awareness in the wireless community of the serious and growing challenges that interference poses to their networks. ISCO is ideally positioned to address this need, with a diverse product line, a strong intellectual-property position, and advantageous production costs. For example:

•	ISCO’s products address both in-band and out-of-band interference. In-band interference is pervasive but newly recognized, so it represents a virgin market. Our patented ANF™ product is unique in its ability to manage this problem and has already been sold to the largest carrier in the United States and the largest in Canada.

•	ISCO has developed an extensive intellectual—property portfolio, which includes the U.S. patent covering what we believe to be the only commercially viable configuration of cryogenic front-ends (high temperature superconducting filters). This patent is the subject of

ISCO’s pending patent infringement suit against its two competitors, which is scheduled for trial in January 2003.

•	ISCO enjoys a significant production-cost advantage and has been able to outsource most of its production.”

This approval by AMEX is contingent upon ISCO being in compliance with all applicable rules of the exchange on the date it begins trading on AMEX, and may be rescinded if the Company is not in compliance with those rules. ISCO is currently in compliance with the requirements of AMEX and expects to continue to meet them in the foreseeable future.

ISCO has filed a proxy statement with the Securities and Exchange Commission relating to ISCO’s solicitation of proxies from stockholders with respect to the 2002 annual meeting of stockholders. ISCO expects to withdraw the proposal to authorize a reverse split from consideration at the upcoming annual meeting of stockholders, provided that trading on AMEX begins by the meeting date, June 11, 2002. If AMEX trading is delayed past that date but is still expected to occur, ISCO will proceed with its shareholder vote on the proposal. If shareholder approval is obtained and AMEX trading commences, ISCO intends to abandon the reverse split. Stockholders are urged to read the proxy materials because they contain important information. You may obtain a copy of these materials free of charge at the Commission’s web site at www.sec.gov. Stockholders who have questions about the annual meeting or would like additional free copies of the proxy materials or the proxy card should contact the Company’s Corporate Secretary, Frank Cesario by telephone: (847) 391-9492 or by facsimile: (847) 299-9609.

ISCO has the broadest range of interference-control solutions in the industry. Its ANF™ (Adaptive Notch Filter™) line is the only patented product in the world that suppresses in-band interference in a CDMA carrier within 20 milliseconds. The company also provides the widest range of configurations for HTS out-of-band interference solutions that support cellular, PCS, 2.5G and 3G systems. Its products include the smallest, failure-proof all-temperature HTS filter on the market today, the patented ATP™ system. ISCO has also developed ultra-high-performance super-conducting front-end products, including both transmitter and receiver products for emerging data-capable WCDMA and CDMA 2000 systems. These next generation wireless systems are expected to replace current wireless systems over the next several years.

Safe Harbor Statement

Because the Company wants to provide investors with meaningful and useful information, this news release contains, and incorporates by reference, certain “forward-looking statements” that reflect the Company’s current expectations regarding the future results of operations, performance and achievements of the Company. The Company has tried, wherever possible, to identify these forward-looking statements by using words such as “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends” and similar expressions. These statements reflect the Company’s current beliefs and are based on information currently available to it. Accordingly, these statements are subject to certain risks, uncertainties and contingencies, which could cause the Company’s actual results, performance or achievements to differ materially from those expressed in, or implied by, such statements. These factors include, among others, the following: market acceptance of the Company’s technology; the spending patterns of wireless network operators in connection with the build out of 2.5G and 3G wireless systems; the Company’s ability to obtain additional financing in the future; the Company’s history of net losses and the lack of assurance that the Company’s earnings will be sufficient to cover fixed charges in the future; uncertainty about the Company’s ability to compete effectively against better capitalized competitors and to withstand downturns in its business or the economy generally; the adverse effects on liquidity of the Company’s common stock since its de-listing from the NASDAQ National Market in June 1999; continued downward pressure on the prices charged for the Company’s products due to the competition of rival manufacturers of front-end systems for the wireless telecommunications market; the timing and receipt of customer orders; the Company’s ability to attract and retain key personnel; and the effects of legal proceedings. A more complete description of these risks, uncertainties and assumptions is included in the Company’s filings with the Securities and Exchange Commission, including those described under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K. You should not place undue reliance on any forward-looking statements. The Company undertakes no obligation to release publicly the results of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this Report or to reflect the occurrence of unanticipated events.